                                                            EXHIBIT 16.1


                                     [LETTERHEAD]


May 8, 1997

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Metra Biosystems, Inc. and, under the date of July 18, 1996, we reported on the consolidated financial statements of Metra Biosystems, Inc. and subsidiaries as of and for the years ended June 30, 1996 and 1995. On May 2, 1997, our appointment as principal accountants was terminated. We have read Metra Biosystems, Inc.'s statements included under Item 4 of its Form 8-K dated May 2, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Metra Biosystems, Inc.'s statement that the change was recommended by the audit committee and approved by the board of directors, and that Ernst & Young was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Metra Biosystems, Inc.'s financial statements.

Very truly yours,

/s/ KPMG Peat Marwick LLP

nc

                                 -5-